EXHIBIT 99.8(b)

Custodian Agreement Fee Schedule

                       INVESTORS FIDUCIARY TRUST COMPANY


                     PACIFIC MUTUAL LIFE INSURANCE COMPANY
                     OCTOBER 1, 1996 TO SEPTEMBER 30, 1998
                                  FEE SCHEDULE


I.  INVESTMENT ACCOUNTING

    A.  Minimum Monthly Fee
        -------------------

        There is a monthly minimum fee of $2,625 per fund/portfolio. The monthly minimum fee per portfolio does not apply to any portfolio if the asset based fee discussed in I.B. below produces greater revenue than the aggregate minimum.

    B.  Asset Based Fee on a Total Relationship Basis
        ---------------------------------------------

        3.25/100 of 1% (3.25 basis points) on the first $1.5 billion in assets 1.5/100 of 1% (1.5 basis points) on all assets in excess of $1.5 billion in assets

II. SECURITY CUSTODY

    A.  Domestic Custody
        ----------------

        Asset-Based Fee on a total relationship basis:
          1/100 of 1% (1 basis point) on the first $750 million in assets
          .5/100 of 1% (.5 basis points) on all assets in excess of $750 million

        Transaction Fee, per transaction:

          Basket Trades (Manual) - $12.50 per input security transaction Basket Trades (Automated) - $10.00 per input security transaction Physical Delivery - $22.00
          Book Entry - $12.00
          Mortgage Backed Securities Principal & Income Paydown - $10.00 Repo - $50.00 per Fund, Per Month
          Federal Funds Wire Received or Delivered - $7.00 per wire

    B.  Foreign Securities
        ------------------

        See Appendix I for Global Fee Agreement.


October 21, 1996                                                     Page 1 of 2

Pacific Mutual Life Insurance
Fee Schedule (cont.)

    C.  Balance Credits
        ---------------

        IFTC will offset fees with balance credits calculated at 75% of the bank credit rate (see below) applied to average custody collected cash balances for the month. Balance credits can be used to offset fees. Any credits in excess of fees will be carried forward from month to month through the end of the calendar year. For calculation purposes, IFTC uses an actual/actual basis.

        Note: The bank credit rate is the equivalent to the lesser of:

            . The average 91-day Treasury Bill discount rate for the month

           or

            . The average Federal Funds rate for the month less 50 basis points.

III.  NOTES TO THE ABOVE FEE SCHEDULE

      A. Asset based fees will be billed monthly at 1/12th of the annual stated rate based on monthly average net assets. Annual maintenance fees are payable monthly at 1/12th of the annual stated rate.

      B. The above schedule does not include out-of-pocket expenses that would be incurred by IFTC on the client's behalf. Examples of out-of-pocket expenses include but are not limited to record retentions, microfiche, disaster recovery, pricing and research services, overnight mailing services, foreign registration and script fees, etc. IFTC bills out-of-pocket expenses separately from service fees.

      C. The fees stated above are exclusive of terminal equipment required in the client's location(s) and communication line costs.

      D. Any fees or out-of-pocket expenses not paid within 30 days of the date of the original invoice will be charged a late payment fee of 1% per month until payment of the fees are received by IFTC.

      E. The above fee schedule is applicable for selections made and communicated within 90 days of the date of this proposal. The fees are guaranteed for a one year period commencing on the effective date of the service agreement between IFTC and the client. All changes to the fee schedule will be communicated in writing at least 60 days prior to their effective date.

      F. Overdrafts will be calculated at the monthly average Prime rate (as published in the Wall Street Journal) and charged on the monthly average overdraft balance.

/s/ Allen A. Strain                    /s/ Glenn S. Schafer                         /s/ Thomas C. Sutton
---------------------------------      -------------------------------------        ----------------------------------
Investors Fiduciary Trust Company      Pacific Mutual Life Insurance Company        Pacific Select Fund


11-7-96                                11-7-96                                      11-7-96
-------                                -------                                      -------
Date                                   Date                                         Date


October 21, 1996                                                     Page 2 of 2

                                  Appendix I

                          PACIFIC MUTUAL (2/96) CHASE
                              GLOBAL CUSTODY FEES

          I.  Country Based Charges:


MARKET             ASSET     TRANSACTION       MARKET           ASSET    TRANSACTION
                   CHARGE      CHARGE                           CHARGE     CHARGE
------------------------------------------------------------------------------------
Argentina            45         $135           Malaysia           15         $110
Australia            10         $ 20           Mexico             14         $ 20
Austria              14         $ 20           Morocco            35         $135
Bangladesh           45         $135           Netherlands        14         $ 20
Belgium              14         $ 20           New Zealand        10         $ 20
Botswana             35         $135           Norway             14         $ 20
Brazil               35         $135           Pakistan           45         $135
Canada               10         $ 20           Peru               45         $135
Cedel                 5         $ 20           Philippines        25         $110
Chile                45         $135           Poland             45         $135
Colombia             45         $135           Portugal           25         $110
Czech Republic       35         $135           Shanghai (Chi)     35         $135
Denmark              10         $ 20           Shenzhen (Chi)     35         $135
Finland              14         $ 20           Singapore          14         $ 20
France               10         $ 20           South Africa       10         $ 20
Germany              10         $ 20           South Korea        35         $135
Greece               45         $135           Spain              14         $ 20
Hong Kong            14         $ 20           Sri Lanka          35         $135
Hungary              45         $135           Sweden             14         $ 20
India                45         $135           Switzerland        10         $ 20
Indonesia            25         $135           Taiwan             35         $135
Ireland              14         $ 20           Thailand           15         $110
Israel               35         $135           Turkey             35         $135
Italy                10         $ 20           United Kingdom     10         $ 20
Japan                10         $ 20           Uruguay            45         $135
Jordan               45         $135           Venezuela          45         $135

NOTE: Any country not listed above will be negotiated at time of investment.

  Out of Pocket Expenses: As incurred (e.g. stamp taxes, registration costs, script fees, special transportation costs, etc.).